SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.   )

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PACCAR INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 10, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of PACCAR Inc, which will be held at the Kenworth Truck Company assembly plant, located at 500 Houser Way North, Renton, Washington, at 10:30 a.m. on Tuesday, April 21, 2015.

The principal business of the Annual Meeting is stated on the attached Notice of Annual Meeting of Stockholders. We will also provide an update on the Company’s activities. The Board of Directors recommends a vote FOR all Director Nominees listed in Item 1 and AGAINST Items 2 and 3.

Your VOTE is important. Whether or not you plan to attend the Annual Meeting, please vote your proxy either by mail, telephone or over the Internet.

Sincerely,

Mark C. Pigott

Executive Chairman of the Board

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of PACCAR Inc will be held at 10:30 a.m. on Tuesday, April 21, 2015, at the Kenworth Truck Company assembly plant, located at 500 Houser Way North, Renton, Washington, for these purposes:

1.	To elect as directors the three Class II nominees named in the attached proxy statement to serve three-year terms ending in 2018.

2.	To vote on a stockholder proposal regarding the annual election of all directors.

3.	To vote on a stockholder proposal regarding proxy access.

4.	To transact such other business as may properly come before the meeting.

Stockholders entitled to vote at this meeting are those of record as of the close of business on February 24, 2015.

IMPORTANT: The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, please complete and return your proxy form.

Directions to the Kenworth Renton, Washington assembly plant can be found on the back cover of the attached proxy statement.

By order of the Board of Directors

M. K. Walton

Secretary

Bellevue, Washington

March 10, 2015

PROXY STATEMENT

The Board of Directors of PACCAR Inc issues this proxy statement to solicit proxies for use at the Annual Meeting of Stockholders at 10:30 a.m., local time, on Tuesday, April 21, 2015, at the Kenworth Truck Company assembly plant in Renton, Washington. This proxy statement includes information about the business matters that will be voted upon at the meeting. The executive offices of the Company are located at 777 106th Avenue N.E., Bellevue, Washington 98004. This proxy statement and proxy form were first sent to stockholders on or about March 10, 2015.

GENERAL INFORMATION

Voting Rights

Stockholders eligible to vote at the meeting are those identified as owners at the close of business on the record date, February 24, 2015. Each outstanding share of common stock is entitled to one vote on each of the items presented at the meeting. At the close of business on February 24, 2015, the Company had 354,665,989 shares of common stock outstanding and entitled to vote.

Stockholders may vote in person at the meeting or by proxy. Execution of a proxy does not affect the right of a stockholder to attend the meeting. The Board recommends that stockholders exercise their right to vote by promptly completing and returning the proxy form either by mail, telephone or over the Internet.

Voting by Proxy

Mark C. Pigott and Charles R. Williamson are designated proxy holders to vote shares on behalf of stockholders at the 2015 Annual Meeting. The proxy holders are authorized to:

•	vote shares as instructed by the stockholders who have properly completed and returned the proxy form;

•	vote shares as recommended by the Board when stockholders have executed and returned the proxy form, but have given no instructions; and

•	vote shares at their discretion on any matter not identified in the proxy form that is properly brought before the Annual Meeting.

The Trustee for the PACCAR Inc Savings Investment Plan (“the SIP”) votes shares held in the SIP according to each member’s instructions on the proxy form. If no voting instructions are received, the Trustee will vote the shares in direct proportion to the shares for which it has received timely voting instructions, as provided in the SIP.

Proxy Voting Procedures

The proxy form allows registered stockholders to vote in one of three ways:

Mail.    Stockholders may complete, sign, date and return the proxy form in the pre-addressed, postage-paid envelope provided.

Telephone.    Stockholders may call the toll-free number listed on the proxy form and follow the voting instructions given.

Internet.    Stockholders may access the Internet address listed on the proxy form and follow the voting instructions given.

Telephone and Internet voting procedures authenticate each stockholder by using a control number. The voting procedures will confirm that your instructions have been properly recorded. Stockholders who vote by Telephone or Internet should not return the proxy form.

Stockholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

Revoking Proxy Voting Instructions. A proxy may be revoked by a later-dated proxy or by written notice to the Secretary of the Company at any time before it is voted. Stockholders who hold shares through a broker should contact the broker or other agent if they wish to change their vote after executing the proxy.

Online Availability of Annual Meeting Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be held at 10:30 a.m. on April 21, 2015, at the Kenworth Truck Company assembly plant in Renton, Washington. The 2015 proxy statement and the 2014 Annual Report to stockholders are available on the Company’s website at www.paccar.com/2015annualmeeting/.

Stockholders who hold shares in a bank or brokerage account who previously elected to receive the annual meeting materials electronically and now wish to change their election and receive paper copies may contact their bank or broker to change their election.

Stockholders who receive annual meeting materials electronically will receive a notice when the proxy materials become available with instructions on how to access them over the Internet.

Multiple Stockholders Sharing the Same Address

Registered stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact Wells Fargo Shareowner Services at 1.877.602.7615 or P.O. Box 64854, St. Paul, Minnesota 55164-0854. Street name stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact their bank or broker.

Some street name stockholders elected to receive one copy of the 2014 Annual Report and 2015 Proxy Statement at a shared address prior to the 2015 Annual Meeting. If those stockholders now wish to change that election, they may do so by contacting their bank, broker, or PACCAR at 425.468.7520 or P.O. Box 1518, Bellevue, Washington 98009.

Vote Required and Method of Counting Votes

The presence at the Annual Meeting, in person or by duly authorized proxy, of a majority of all the stock issued and outstanding and having voting power shall constitute a quorum for the transaction of business. Abstentions are counted as shares present at the meeting.

Item 1: Election of Directors

In an uncontested director election, each director nominee shall be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes cast include direction to withhold authority but exclude “abstentions” and “broker nonvotes” with respect to that director’s election. Pursuant to Company bylaws, an incumbent director that is not elected by a majority vote will tender his or her resignation subject to acceptance by the Board. The Company’s Certificate of Incorporation does not provide for cumulative voting. Proxies signed, dated and returned unmarked will be voted FOR all of the Nominees for Class II Director. Please note that brokers and custodians may no longer vote on the election of directors in the absence of specific client instruction. Those who hold shares in such accounts are encouraged to provide voting instructions to the broker or custodian.

If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

Items 2 and 3:

Proxies signed, dated and returned unmarked will be voted FOR all Director Nominees listed in Item 1, and AGAINST Items 2 and 3.

To be approved, Items 2 and 3 must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against each item. Broker nonvotes do not affect the voting calculations.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons are known to the Company to be the beneficial owner of five percent or more of the Company’s common stock as of December 31, 2014 (amounts shown are rounded to whole shares):

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Bank of America Corporation	20,032,986(a)	5.66
100 North Tryon Street Bank of America Corporate Center Charlotte, NC 28255

BlackRock, Inc.	20,076,389(b)	5.70
40 East 52nd Street New York, NY 10022

JP Morgan Chase & Co	24,507,060(c)	6.90
270 Park Avenue New York, NY 10017

The Vanguard Group	19,801,969(d)	5.59
100 Vanguard Blvd. Malvern, PA 19355

(a)	Bank of America Corporation and its subsidiaries reported on Schedule 13G filed February 17, 2015 that it has shared voting power over 13,857,797 shares and shared dispositive power over 20,032,986 shares.

(b)	BlackRock, Inc. and its subsidiaries reported on Schedule 13G filed February 9, 2015 that it has sole voting power over 17,252,621 shares and sole dispositive power over 20,076,389 shares.

(c)	JP Morgan Chase & Co. and its subsidiaries reported on Schedule 13G filed January 20, 2015 that it has sole voting power over 21,096,855 shares; shared voting power over 979,976 shares; sole dispositive power over 23,437,263 shares and shared dispositive power over 1,069,797 shares.

(d)	The Vanguard Group and its subsidiaries reported on Schedule 13G filed February 11, 2015 that it has sole voting power over 613,156 shares; sole dispositive power over 19,221,531 shares and shared dispositive power over 580,438 shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following list includes all shares of the Company’s common stock beneficially owned by each Company director, director nominee and Named Executive Officer, and by Company directors and executive officers as a group as of February 24, 2015 (amounts shown are rounded to whole share amounts).

Name	Shares Beneficially Owned	Percent of Class
Ronald E. Armstrong	260,762(a)	*
Robert A. Bengston	74,484(a)	*
Dame Alison J. Carnwath	22,430(b)	*
Robert J. Christensen	165,071(a)	*
John M. Fluke, Jr.	35,865(b)	*
Beth E. Ford	0	*
Kirk S. Hachigian	17,670(b)	*
Luiz Kaufmann	18,803(b)	*
Roderick C. McGeary	7,251(b)	*
John M. Pigott	3,605,302(b)(c)	1.02
Mark C. Pigott	5,638,294(d)	1.59
T. Kyle Quinn	63,519(a)	*
Mark A. Schulz	8,592(b)	*
Daniel D. Sobic	229,137(a)	*
Gregory M. E. Spierkel	18,523(b)	*
Charles R. Williamson	49,015(b)	*
Total of all directors and executive officers as a group (22 individuals)	9,320,095	2.63

*Does not exceed one percent.

(a)	Includes shares allocated in the Company’s SIP for which the participant has sole voting and investment power as follows: R. E. Armstrong 18,548; R. J. Christensen 21,125; D. D. Sobic 25,810; R. A. Bengston 19,007; T. K. Quinn 4,943. Includes restricted shares for which the participant has voting power as follows: R. E. Armstrong 19,145; R. J. Christensen 14,099; D. D. Sobic 13,020; T. K. Quinn 5,307; R. A. Bengston 4,977. Also includes options to purchase shares exercisable as of February 24, 2015 as follows: R. E. Armstrong 172,831; R. J. Christensen 107,464; D. D. Sobic 161,928; R. A. Bengston 11,710; T. K. Quinn 50,298. Also includes deferred cash awards accrued as stock units without voting rights under the Deferred Compensation Plan and the Long-Term Incentive Plan that are settled in shares of common stock as follows: T. K Quinn 308; R. A. Bengston 36,347.

(b)	Includes shares in the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (“the RSDC Plan”) over which the participant has sole voting but no investment power. Also includes deferred stock units without voting rights to be settled in shares of common stock as follows: J. M. Fluke, Jr. 10,550; K. S. Hachigian 17,670; L. Kaufmann 13,803; R. C. McGeary 7,251; J. M. Pigott 15,680; M. A. Schulz 3,667; G. M. E. Spierkel 18,523; C. R. Williamson 28,736.

(c)	Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed. Includes the same 1,308,892 shares reported by M. C. Pigott which are owned by a corporation over which he has no voting or investment power. These shares are reported once in the total ownership summary.

(d)	Includes 75,821 shares allocated in the Company’s SIP for which he has sole voting and investment power; 68,068 restricted shares for which he has sole voting power; and 1,308,892 shares owned by a corporation over which he has no voting or investment power. Also includes options to purchase 913,977 shares exercisable as of February 24, 2015, and deferred cash awards accrued as 169,880 stock units without voting rights under the Deferred Compensation Plan and the Long-Term Incentive Plan that are settled in shares of common stock. Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

EXPENSES FOR SOLICITATION

Expenses for solicitation of proxies will be paid by the Company. Solicitation will be by mail, except for any electronic, telephone or personal solicitation by directors, officers and employees of the Company, which will be made without additional compensation. The Company has retained AST Phoenix Advisors to aid in the solicitation of stockholders for a fee of approximately $8,500 plus reimbursement of expenses. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers reasonable out-of-pocket costs for this solicitation.

ITEM 1: ELECTION OF DIRECTORS

Three Class II directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class II directors for a term expiring at the Annual Meeting of Stockholders in 2018. All of the nominees are currently serving as directors of the Company.

BOARD NOMINEES FOR CLASS II DIRECTORS

(TERMS EXPIRE AT THE 2018 ANNUAL MEETING)

MARK C. PIGOTT, age 61, is Executive Chairman of the Company and has held that position since April 2014. Mr. Pigott was Chairman and Chief Executive Officer of the Company from January 1997 to April 2014, Vice Chairman from January 1995 to December 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993, and Vice President from October 1988 to December 1989. He has served as a director of Franklin Resources Inc., an investment management company, since 2011. He is the brother of John M. Pigott, a director of the Company. He has served as a director of the Company since 1994. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including engineering and business degrees from Stanford University, thorough knowledge of the global commercial vehicle industry and an outstanding record of profitable growth generated through 36 years with the Company. PACCAR has benefited from an excellent record of industry-leading stockholder returns generated under his leadership.

CHARLES R. WILLIAMSON, age 66, has served as chairman of the board of Weyerhaeuser Company, a forest products company, and of Talisman Energy Inc., a Canadian oil and gas company, since 2009. He served as chairman and chief executive officer of Unocal, the California-based energy company, from 2001 until Unocal merged with Chevron in August 2005. Mr. Williamson was the chairman of the US-ASEAN Business Council (2002-2005). He has served as a director of the Company since 2006 and serves as lead director. Mr. Williamson has the attributes and qualifications listed in the Company guidelines for board membership including a Ph.D in geology from the University of Texas at Austin and a 28-year career in technical and management positions with Unocal around the world that provided a broad perspective on international markets in Europe and Asia and culminated in four years as its chairman and chief executive officer.

RONALD E. ARMSTRONG, age 60, is Chief Executive Officer of the Company and has held that position since April 2014. Mr. Armstrong served as President of the Company from January 2011 to April 2014, Executive Vice President from August to December 2010, Senior Vice President from December 2007 to July 2010, and Vice President from November 2002 to November 2007. Previously, he was a senior manager with Ernst & Young where he worked for 16 years. Mr. Armstrong has the attributes and qualifications listed in the Company guidelines for board membership. He is a certified public accountant, has a degree in accounting from the University of Central Oklahoma, and thorough knowledge of the global commercial vehicle industry gained through 21 years with the Company.

CLASS III DIRECTORS (TERMS EXPIRE AT THE 2016 ANNUAL MEETING)

DAME ALISON J. CARNWATH, age 62, is chairman of Land Securities plc, the United Kingdom’s largest property company listed on the London Stock Exchange and has held that position since 2008. She has also been a senior adviser to Evercore Partners, an independent corporate finance advisory firm (formerly known as Lexicon Partners) since 2005, and chairman of the management board and investment committee at Living Bridge Equity Partners, LLP, a private equity firm (formerly known as ISIS Equity Partners, LLP) since 1999, both based in the United Kingdom. She has been a member of the supervisory board and chairman of the audit committee of BASF, a leading chemical company based in Germany, since 2014, and she has served as a director of Zurich Insurance Group since 2012. She previously served as non-executive chairman of MF Global Holdings Ltd. (2008-2010); and as a director of the Man Group plc (2001-2013), Malachite, a UK consulting firm (2010-2012), Barclays plc (2010-2012), and Friends Provident plc (2002-2008), all United Kingdom based companies. She has served as a director of the Company since 2005. Dame Alison has the attributes and qualifications listed in the Company guidelines for board membership including certification as a chartered accountant, service as chairman (1999-2004) and chief executive (2001) of the Vitec Group plc, a British supplier to the broadcast industry, and 32 years’ experience in international finance and investment banking including three years as a managing director of Donaldson, Lufkin and Jenrette (1997-2000).

LUIZ KAUFMANN, age 69, is managing partner of L. Kaufmann Consultants in Sao Paulo, Brasil, a company which provides investment banking services and operational leadership in mergers and acquisitions and has held that position since 2008. He currently also serves as CEO and is a director of El Tejar Limited, a Bermuda-based company that has agriculture and livestock operations in South America and has held that position since 2013. He also serves on the advisory council for Nubank, E02 and Endless Mobile since 2013. He previously served as president and CEO of Kroton Educacional (2009-2010) and as President and CEO (2006-2008) and as a director (2001-2006) of Medial Saude. He is a director of GOL, a Brazilian airline, since 2004 and previously served as a director of several Brazilian companies including Vivo, the largest mobile telecom company in Brasil (2005-2009). He previously held CEO positions at several Brazilian companies including Aracruz Celulose, the largest eucalyptus pulp producer in the world (1993-1998), and Grupo Multiplic (1985-1990), a diversified financial group. He also served as the managing director of Arthur D. Little in Brasil (1977-1984). He has served as a director of the Company since 2012. Mr. Kaufmann has the attributes and qualifications listed in the Company guidelines for board membership including an engineering degree from the Federal University of Paraná and a master’s degree in industrial engineering from the Illinois Institute of Technology.

JOHN M. PIGOTT, age 51, is a partner in Beta Business Ventures, LLC, a private investment company concentrating in natural resources, and was a partner in the predecessor company Beta Capital Group, LLC since 2003. He is the brother of Mark C. Pigott, a director of the Company. He has served as a director of the Company since 2009. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including an engineering degree from Stanford and an MBA from UCLA, a background in manufacturing gained through 12 years with the Company including five years as a senior manager of Company truck operations in the United Kingdom and in the United States. He is a substantial long-term stockholder in the Company.

GREGORY M. E. SPIERKEL, age 58, served as chief executive officer of Ingram Micro Inc., a $34 billion worldwide distributor of technology products, from 2005 to 2012. He previously served as president from March 2004 to April 2005. During his 14-year tenure with that company he held other senior positions including executive vice president. He was also a director of Ingram Micro (2005-2012). He has served as a director of MGM Resorts International since 2013 and as a director of Schneider Electric (Paris) since October 2014. He has served as a director of the Company since 2008. Mr. Spierkel has the attributes and qualifications listed in the Company guidelines for board membership including an MBA from Georgetown University and 32 years of management experience around the world including seven years as chief executive of Ingram Micro.

CLASS I DIRECTORS (TERMS EXPIRE AT THE 2017 ANNUAL MEETING)

KIRK S. HACHIGIAN, age 55, is chairman, president and chief executive officer of JELD-WEN inc., a global manufacturer of windows and doors and has held that position since April 2014. He previously served as a principal of SkyKarr Capital LLC, a private investment firm, from 2013 to March 2014 and as chairman, president and chief executive officer of Cooper Industries plc, a $5.8 billion global manufacturer of electrical products, from 2006 until it was acquired by Eaton Corporation in 2012. He has served as lead director for Allegion plc and as a director of NextEra Energy Inc. since 2013. He has served as a director of the Company since 2008. Mr. Hachigian has the attributes and qualifications listed in the Company guidelines for board membership including a degree in engineering from UC Berkeley and an MBA from the University of Pennsylvania’s Wharton School. Prior to his 11 years of service with Cooper, he served eight years as an executive with General Electric Corporation including two years in Mexico and three years in Asia.

RODERICK C. MCGEARY, age 64, served in consulting and audit roles with KPMG LLP from 1972 to 2000 culminating in the position as co-vice chairman of consulting (1997-1999). He was chairman of BearingPoint Inc., formerly KPMG Consulting, LLC, a management and technology consulting firm, from 2004 to 2009 and was its interim chief executive officer from 2004 to 2005. BearingPoint filed for protection under Chapter 11 of the U.S. Bankruptcy Code in February 2009 and its plan under Chapter 11 was declared effective as of December 30, 2009. He has served as a director of Cisco Systems since 2003. He previously served as non-executive chairman of Tegile Systems, Inc. (2010-2012) and as a director of Dionex Corporation (2004-2011) and National Semiconductor Corporation (2009-2011). He has served as a director of the Company since 2012. Mr. McGeary has the attributes and qualifications listed in the Company guidelines for board membership including a B.S. degree in accounting from Lehigh University, strong experience as a certified public accountant and extensive experience in management and technology consulting.

MARK A. SCHULZ, age 62, served as president of international operations at Ford Motor Company from 2005 until his retirement in 2007. He is currently president and chief executive officer of M. A. Schulz and Associates, a management consulting firm, and a founding partner in Fontinalis Partners, LLC, a transportation technology strategic investment firm. He has served as a director of Dana Holdings Corporation since 2008 and previously served as a director of YRC Worldwide, Inc. (2007-2009), and as a director of the National Committee of United States-China Relations and the United States-China Business Council. He has served as a director of the Company since 2012. Mr. Schulz has the attributes and qualifications listed in the Company guidelines for board membership including engineering degrees from Valparaiso University and the University of Michigan, an MBA from the University of Detroit, an M.S. in management from the Massachusetts Institute of Technology as well as over 35 years of management experience in the automotive industry worldwide.

Retiring Class I Director

JOHN M. FLUKE, JR., age 72, is chairman of Fluke Capital Management, L.P., a private investment company, and has held that position since 1980. He is also interim principal executive officer and a director of CellCyte Genetics Corporation, a biotechnology company since 2008, Supercritical Technologies, Inc. since 2011, MicroPlanet Technologies, Inc. since 2013 and M3 Biotechnology, Inc. since 2014. He previously served as a director of Cell Therapeutics, Inc. (2002-2005), Primus International Corporation (2003-2006) and Tully’s Coffee Corporation (2005-2011). He has also served as chairman of the board of Abacast, Inc. (2003-2014) and of Pregenen Inc., a biotechnology company (2011-2014) until each of these companies were acquired in 2014. He has served as a director of the Company since 1984. Mr. Fluke has the attributes and qualifications listed in the Company guidelines for board membership including a master’s degree in engineering from Stanford, a background in manufacturing gained through 35 years with Fluke Corporation, a manufacturer and distributor of high-quality electronic test tools, including four years as CEO and six years as chairman, extensive knowledge of Company operations, and many years as an advisor to or board member for companies engaged in commercializing emerging technologies. He is retiring from the Board effective April 20, 2015.

Incoming Class I Director

BETH E. FORD, age 51, is executive vice president, chief supply chain and operations officer at Land O’Lakes, a member-owned agricultural production and dairy cooperative. She has held that position since 2012. Ms. Ford served as executive vice president and head of supply chain at International Flavor and Fragrances (2008-2011). Ms. Ford has served as a director of Clearwater Paper Corporation since 2013. She is on the Dean’s Advisory Committee for the College of Business at Iowa State University and the Board of Advisors at the Columbia University Business School. Ms. Ford has the attributes and qualifications listed in the Company guidelines for board membership including an MBA from Columbia University Business School and a BBA from Iowa State University. Ms. Ford has a background in chemicals, consumer package goods, publishing and oil and gas gained through 25 years in operating and senior leadership positions with global companies including International Flavor and Fragrances, PepsiCo, Hachette Book Group, Scholastic Corporation and Mobil Corporation. She was elected by the Board to serve for the remainder of John M. Fluke, Jr.’s term as a Class I director.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

BOARD GOVERNANCE

The Board of Directors has determined that the following persons served as independent directors in 2014 as defined by NASDAQ Rule 5605(a)(2): Dame Alison J. Carnwath, John M. Fluke, Jr., Kirk S. Hachigian, Luiz Kaufmann, Roderick C. McGeary, Mark A. Schulz, Gregory M. E. Spierkel, Warren R. Staley and Charles R. Williamson.

The Board of Directors maintains a corporate governance section on the Company’s website, which includes key information about its governance practices. The Company’s Corporate Governance Guidelines, its Board committee charters and its Code of Business Conduct and Code of Ethics for Senior Financial Officers are located at www.paccar.com/company/corporateresponsibility/boardofdirectors.asp.

The Company’s leadership structure includes an Executive Chairman, a Chief Executive Officer and an independent lead director who serves for a three-year term. C. R. Williamson currently serves as lead director. This leadership structure, in which the roles of the Chairman and Chief Executive Officer are separate, together with an experienced and engaged lead director and independent key committees, is appropriate for the Company at this time because it effectively allocates authority, responsibility and oversight between management, the Chairman and the independent members of the Board.

The Company has policies to ensure a strong and independent board. The Board regularly meets in executive session without management. Seventy-three percent of the Company’s eleven current directors are independent as defined under NASDAQ regulations.

The Board oversees risk through management presentations at Board meetings and through its Audit, Compensation and Nominating and Governance Committees. The Audit Committee charter provides that the Committee shall discuss with management the Company’s risk exposures and the steps management has taken to monitor and control such exposures. As part of this process, the Committee receives periodic reports from the Company’s internal auditor and from its general counsel and the committee reports to the full Board at least four times a year. The Compensation Committee oversees risk arising from the Company’s compensation programs and annually reviews how those programs manage and mitigate risk. The Nominating and Corporate Governance Committee oversees potential risks regarding governance by monitoring legal developments and trends.

Stockholders may contact the Board of Directors by writing to: The Board of Directors, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009, or by e-mailing PACCAR.Board@paccar.com. The Corporate Secretary will receive, process and acknowledge receipt of all written stockholder communications. Suggestions or concerns involving accounting, internal controls or auditing matters will be directed to the Audit Committee chairman. Concerns regarding other matters will be directed to the individual director or committee named in the correspondence. If no identification is made, the matter will be directed to the Executive Committee of the Board.

The Board of Directors met four times during 2014. Each member attended at least 75 percent of the combined total of meetings of the Board of Directors and the committees of the Board on which each served. All Company directors are expected to attend each annual stockholder meeting. All directors attended the annual stockholder meeting in April 2014.

The Board has four standing committees. The members of each committee are listed below with the chairman of each committee listed first:

Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
J. M. Fluke, Jr.	G. M. E. Spierkel	M. C. Pigott	C. R. Williamson
L. Kaufmann	A. J. Carnwath	J. M. Fluke, Jr.	A. J. Carnwath
R. C. McGeary	K. S. Hachigian	J. M. Pigott	J. M. Fluke, Jr.
G. M. E. Spierkel	R. C. McGeary	C. R. Williamson	M. A. Schulz

Audit Committee

The Audit Committee has responsibility for the selection, evaluation and compensation of the independent auditors and approval of all services they provide. The Committee annually assesses the independent public accounting firm’s qualifications, independence, performance and whether there should be a rotation of the Company’s independent accounting firm. The Committee and its chairperson are involved in the selection of the audit firm’s lead engagement partner. The Committee reviews the Company’s annual and quarterly financial statements, monitors the integrity and effectiveness of the audit process and reviews the corporate compliance programs. It monitors the Company’s system of internal controls over financial reporting and oversees the internal audit function.

The Audit Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. All four members of the Audit Committee meet the independence and financial literacy requirements of the SEC and NASDAQ rules. The Board of Directors designated committee chairman J. M. Fluke, Jr. as Audit Committee financial expert. The Committee met six times in 2014.

Compensation Committee

The Compensation Committee has responsibility for reviewing and approving salaries and other compensation matters for executive officers. It administers the Long-Term Incentive Plan, the Senior Executive Yearly Incentive Compensation Plan and the Deferred Compensation Plan. The Committee establishes base salaries and annual and long-term performance goals for executive officers. It considers the opinion of the CEO when determining compensation for the executives that report to him. It also evaluates the CEO’s performance annually in executive session. It approves the attainment of annual and long-term goals by the executive officers.

The Committee has authority to employ a compensation consultant to assist in the evaluation of the compensation of the Company’s CEO and other executive officers. It did not employ a compensation consultant in 2014. The Compensation Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/compensationcommittee.asp. All four members of the Compensation Committee meet the director independence requirements of the SEC and NASDAQ rules and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. The Committee met five times in 2014.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for evaluating director candidates and selecting nominees for approval by the independent members of the Board of Directors. It also makes recommendations to the Board on corporate governance matters including director compensation.

The Committee has established written criteria for the selection of new directors, which are available at www.paccar.com/company/corporateresponsibility/boardguidelines.asp. The criteria state that a diversity of perspectives, skills and business experience relevant to the Company’s global operations should be represented on the Board including international business, manufacturing, financial services and aftermarket customer programs. To be a qualified director candidate, a person must have achieved significant success in business, education or public service, must not have a conflict of interest and must be committed to representing the long-term interests of the stockholders. In addition, the candidate must have the following attributes:

•	the highest ethical and moral standards and integrity;

•	the intelligence, education and experience to make a meaningful contribution to board deliberations;

•	the commitment, time and diligence to effectively discharge board responsibilities;

•	mature judgment, objectivity, practicality and a willingness to ask difficult questions; and

•	the commitment to work together as an effective group member to deliberate and reach consensus for the betterment of the stockholders and the long-term viability of the Company.

The Committee considers the names of director candidates submitted by management and members of the Board of Directors. It also considers recommendations by stockholders submitted in writing to: Chairman, Nominating and Governance Committee, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009. Nominations by stockholders must include information set forth in the Company Bylaws. The Committee engages the services of a private search firm from time to time to assist in identifying and screening director candidates. The Committee evaluates qualified director candidates and selects nominees for approval by the members of the Board of Directors.

The Nominating and Governance Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/nominatingcommittee.asp. Each of the four Committee members meets the independence requirements of the NASDAQ rules. The Committee met four times in 2014.

Executive Committee

The Executive Committee acts on routine Board matters when the Board is not in session. The Committee took action twice in 2014.

COMPENSATION OF DIRECTORS

The following table provides information on compensation for non-employee directors who served during the fiscal year ending December 31, 2014:

Summary Compensation

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	All Other Compensation (c)($)	Total (d)($)
A. J. Carnwath	125,000	100,052	0	225,052
J. M. Fluke, Jr.	140,000	100,052	0	240,052
K. S. Hachigian	125,000	100,052	0	225,052
L. Kaufmann	115,000	100,052	0	215,052
R. C. McGeary	130,000	100,052	0	230,052
J. M. Pigott	105,000	100,052	0	205,052
M. A. Schulz	125,000	100,052	5,000	230,052
G. M. E. Spierkel	140,000	100,052	0	240,052
W. R. Staley (retired 1/13/14)	3,431	0	0	3,341
C. R. Williamson	144,277	100,052	0	244,329

(a)	Fees for non-employee directors include the 2014 annual retainer of $75,000, paid quarterly, board meeting fees of $7,500 per meeting and committee meeting fees of $5,000 per meeting. In addition, an annual $10,000 retainer is payable quarterly to the lead director and the chairman of the audit, compensation, and nominating and governance committees. If newly elected or retired during the calendar year, the non-employee director receives a prorated retainer. A single meeting attendance fee is paid when a board and committee meeting are held on the same day. L. Kaufmann and C. R. Williamson elected to defer retainer and meeting fees into stock units pursuant to the terms of the RSDC Plan described in the Narrative below.

(b)	The grant date fair value of the restricted stock award granted on January 2, 2014, to non-employee directors was $100,052. See Note Q, Stock Compensation Plans, to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. On December 31, 2014, non-employee directors held unvested shares of restricted stock as follows: Dame A. J. Carnwath 6,437; M. A. Schulz 3,925; C. R. Williamson 6,437. In lieu of restricted stock, some non-employee directors held unvested restricted stock units including additional deferred stock units credited as a result of dividend equivalents earned with respect to the restricted stock units as follows: J. M. Fluke, Jr. 8,512; K. S. Hachigian 15,527; L. Kaufmann 11,279; R. C. McGeary 5,263; J. M. Pigott 13,566; M. A. Schulz 1,732; G. M. E. Spierkel 16,366; C. R. Williamson 27,873.

(c)	Directors may participate in the Company’s matching gift program on the same basis as U.S. salaried employees. Under the program, the PACCAR Foundation matches donations participants make to eligible educational institutions up to a maximum annual donation of $5,000 per participant.

(d)	L. Kaufmann and C. R. Williamson deferred some or all of their cash compensation earned in 2014 into stock units. None of the deferred compensation earned a rate of interest that exceeded 120 percent of the applicable federal long-term rate prescribed under Section 1274(d) of the Internal Revenue Code. Perquisites were less than the $10,000 reporting threshold.

Narrative to Director Compensation Table

In addition to the cash compensation described in footnote (a) above, on the first business day of the year, each non-employee director received $100,052 in restricted stock or restricted stock units under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (“RSDC Plan”). The number of shares received is determined by dividing $100,000 by the closing price of a share of Company stock on the first business day of the year and rounding up to the nearest whole share. Non-employee directors newly elected during the calendar year receive a prorated award to reflect the number of calendar quarters the director will serve in the year of election. Restricted shares vest three years after the date of grant or upon retirement, death or disability. Directors receive dividends and voting rights on all shares during the vesting period. If non-employee directors elect to receive a credit to the stock unit account in lieu of a grant of restricted stock, the account is credited with the number of shares otherwise applicable to the grant of restricted stock and subject to the same vesting conditions as discussed below.

Non-employee directors may elect to defer all or a part of their cash retainer and fees to an income account or to a stock unit account under the RSDC Plan. The income account accrues interest at a rate equal to the simple combined average of the monthly Aa Industrial Bond yield averages for the immediately preceding quarter and is compounded quarterly. Stock unit accounts are credited with the number of shares of Company common stock that could have been purchased at the closing price on the date the cash compensation is payable. Thereafter dividends earned are treated as if they were reinvested at the closing price of Company stock on the date the dividend is payable. Those electing restricted stock units have no voting rights in the stock. The balances in a director’s deferred accounts are paid out at or after retirement or termination in accordance with the director’s deferred account election. The balance in the stock unit account is distributed in shares of the Company’s common stock. The aggregate number of deferred stock units accumulated in the deferral account of participating non-employee directors is reflected in footnote (b) to the Stock Ownership Table on page 4.

The Company provides transportation or reimburses non-employee directors for travel and out-of-pocket expenses incurred in connection with their services. It also pays or reimburses directors for expenses incurred to participate in continuing education programs related to their service as a PACCAR director.

Effective January 1, 2015, the $100,000 grant under the RSDC Plan has been increased to $130,000 per year; the $75,000 cash retainer has been increased to $100,000; the $7,500 fee paid to each non-employee director for each Board meeting attended has been eliminated; the annual $10,000 fee payable quarterly to the lead director and the chairman of the audit, compensation, and nominating and governance committees remains the same; and the committee meeting fee of $5,000 per meeting paid to the directors for attendance at committee meetings remains the same.

Stock Ownership Guidelines for Non-Employee Directors

All non-employee directors are expected to hold at least three times their annual cash retainer in Company stock and/or deferred stock units while serving as a director. Directors have three years from date of appointment to attain this ownership threshold. All non-employee directors with three or more years of service have the required stockholding as of January 1, 2015.

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

Under its Charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving related-person transactions as set forth in Item 404 of the Securities and Exchange Commission Regulation S-K. The Committee will consider whether such transactions are in the best interests of the Company and its stockholders. The Company has written procedures designed to bring such transactions to the attention of management. Management is responsible for presenting related-person transactions to the Audit Committee for review and approval.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Summary of Company Performance and Compensation Practices

In 2014, the Company reported record revenue and earned the second highest net income in its history. The Company has delivered 76 consecutive years of net income, paid annual dividends every year since 1941 and delivered average annual total return to stockholders over the past ten years of 9.9 percent versus 7.7 percent for the S&P 500.

Key 2014 Financial Results and Business Highlights:

•	Record revenue of $18.99 billion

•	$1.36 billion in net income — the second best in Company history

•	Record stockholders’ equity of $6.75 billion

•	18.2 percent total return to stockholders in 2014

•	Dividends increased by 9 percent compared to 2013

•	Record PACCAR Financial assets and pre-tax income

•	Record PACCAR Parts revenues and pre-tax income

•	New parts distribution center opened in Montreal

Key Compensation Practices

The Company emphasizes pay for performance and equity-based incentive programs designed to compensate executives for generating outstanding performance for stockholders.

•	Incentive-based pay (“Pay for Performance”) represents 60.5 percent of the Named Executive Officers’ target total compensation.

•	Net income is the key metric in the annual incentive compensation program.

•	The key metrics for long-term incentive cash awards are three-year growth in net income, return on sales and return on capital compared with Peer Companies.

•	Executive officer stock ownership guidelines align executives’ long-term goals with that of stockholders.

•	There are no employment contracts, excise tax gross-ups or significant perquisites for executive officers.

•	The Company does not discount, backdate, reprice or grant equity awards retroactively.

Compensation Program Objectives and Structure

PACCAR’s compensation programs are directed by the Compensation Committee of the Board of Directors (the “Committee”), composed exclusively of independent directors. The programs are designed to attract and retain high-quality executives, link incentives to the Company’s performance and align the interests of management with those of stockholders. These programs offer compensation that is competitive with companies that operate in the same industries globally. PACCAR’s goal is to achieve superior performance measured against its industry peers. The Company has delivered 76 consecutive years of net income, paid annual dividends every year since 1941 and delivered excellent stockholder returns. The Company has outperformed the S&P 500 index for the ten-year period ending December 31, 2014 by delivering an average annual total return to stockholders of 9.9 percent versus 7.7 percent for the S&P 500. The compensation framework has these components:

Short-term performance compensation:

•	Salary. The fixed amount of compensation for performing day-to-day responsibilities.

•	Annual incentive cash compensation. Annual cash awards that focus on the attainment of Company profit targets and individual business unit goals.

Long-term performance compensation:

•

An equity- and cash-based Long-Term Incentive Plan (“LTIP”) that focuses on long-term growth in stockholder value, including three-year performance versus industry peers as measured by net income growth, return on sales and return on capital. The equity-based compensation consists of stock options and restricted stock.

The Committee believes that this combination of salary, cash incentives and equity-based compensation provides appropriate incentives for executives to deliver superior short- and long-term business performance and stockholder returns.

The Named Executive Officers and all U.S. salaried employees participate in the Company’s retirement programs. The Named Executive Officers also participate in the Company’s unfunded Supplemental Retirement Plan described on page 28, which provides a retirement benefit to those employees affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and other qualified plan benefit limitations.

The Company does not provide any other significant perquisites or executive benefits to its Named Executive Officers.

Stockholder Approval for the Company’s Compensation Programs

In 2014, stockholders voted on an advisory basis to approve the compensation of the Named Executive Officers (known as a “say on pay” vote). Over 98 percent of the shares voted were in favor of “say on pay”. The Committee believes the stockholder vote affirms the Company’s conservative approach to executive compensation. The next “say on pay” vote is scheduled for 2017.

Executive Compensation Criteria

The Committee considers a number of important factors when reviewing and determining executive compensation, including Company performance, business unit performance, individual performance and compensation for executives among peer organizations. The Committee also considers the opinion of the Chief Executive Officer when determining compensation for the executives that report to him.

Industry Compensation Comparison Groups.    The Committee periodically utilizes information from published compensation surveys as well as compensation data from Peer Companies to determine if compensation for the Chief Executive Officer and other executive officers is competitive with the market. The Committee believes that comparative compensation information should be used in its deliberations. It does not specify a “target” compensation level for any given executive but rather a range of target compensation. The Committee has discretion to determine the nature and extent to which it will use comparative compensation data.

Role of Compensation Consultants.    The Committee periodically retains a compensation consultant to assess the competitiveness of the Company’s compensation programs. The Committee did not retain a compensation consultant in 2014.

Peer Companies.    As part of its analysis of comparative data, the Committee includes compensation data from Peer Companies. In particular, the Company measures its financial performance against Peer Companies when evaluating achievement of the cash portion of the LTIP Company performance goal. The Committee reviews the composition of the Peer Companies annually to ensure the companies are appropriate for comparative purposes. The Peer Companies for the 2012-2014, 2013-2015 and 2014-2016 LTIP cycles are listed below and on page 34 as the current Peer Group Index. The Committee removed Scania AB from the list for the 2015-2017 LTIP cycle because it is no longer a public reporting company. As described on page 22, the Committee approved the addition of CNH Industrial (parent company of IVECO) as a Peer Company for the 2015-2017 LTIP cycle.

Company Name	FY 2014 Revenue (in $ billions)
PACCAR Inc	18.9
AGCO Corporation	9.7
Caterpillar Inc.	55.2
Cummins Inc.	19.2
Dana Holding Corporation	6.6
Deere & Company	36.1
Eaton Corporation	22.6
Meritor Inc	3.8
Navistar International Corp	10.8
Oshkosh Corporation	6.8
Scania AB	13.8
AB Volvo	41.2

Elements of Total Compensation

The Company’s executive compensation program is comprised of base salaries, annual incentive cash, and long-term incentives consisting of cash, stock options and restricted stock.

Compensation Mix.    The Company’s executive compensation program structure includes a balance of annual and long-term incentives, cash and Company equity. For 2014, the Committee approved target allocations as displayed below. The Company believes these allocations promote its objectives of profitable growth and superior long-term results, which benefit stockholders.

Base Salary.    Base salary provides a level of compensation that is competitive with industry Peer Companies to attract and retain high-caliber executives. The midpoints of the base salary ranges are set at approximately the market median of the 2011 Mercer report with the minimum salary at 70 percent of the midpoint and the maximum salary at 130 percent of the midpoint. An executive officer’s actual salary relative to this salary range reflects his or her responsibility, experience, tenure with the Company and individual performance.

The Committee reviews base salaries every 12 to 24 months and may or may not approve changes. Consistent with this practice, the Committee reviewed the salary of each Named Executive Officer in 2014. The Committee considered performance, the addition of new responsibilities and the midpoint in the Mercer 2011 report in its review of salaries. The Chief Executive Officer suggested salary revisions for the other Named Executive Officers. The Committee approved the salary percentage increases for 2014 as follows: R. E. Armstrong, 47 percent to reflect his promotion to Chief Executive Officer; R. J. Christensen, 17 percent for his promotion to President and Chief Financial Officer; D. D. Sobic, 10 percent to reflect broader operational responsibility; and R. A. Bengston, 23 percent and T. K. Quinn, 21 percent were promoted to Senior Vice President. The Committee believes these increases align the Named Executive Officers with the salaries of the median of the industry Peer Group reflecting current market trends and the additional responsibilities that each of the Named Executive Officers has assumed over the past 12 months. The Committee believes that the base salary of each Named Executive Officer is appropriate based on scope of responsibility, experience, tenure with the Company, individual performance and competitive pay practices.

Annual Incentive Cash Compensation (“IC”).    This program provides yearly cash incentives for the Named Executive Officers to achieve annual Company profit and business unit goals. The Committee sets annual performance goals and a threshold, target and maximum award for each Named Executive Officer, expressed as a percentage of base salary. 2014 awards are measured on a sliding scale as follows:

% of Goal Achieved	<70%	70%	85%	100%	115%	130%	140% and above
% of Target Paid	0%	40%	70%	100%	130%	160%	200%

A hallmark of the annual cash incentive program has been a consistent and rigorous focus on achieving the Company’s annual net profit goal. The Committee has chosen net profit, not EBITDA or operating profit, as the chief financial metric for this program because it is the primary indicator of corporate performance to stockholders. When setting incentive compensation goals for the Named Executive Officers, the Committee believes that corporate performance is an appropriate measure of individual performance. Accordingly, a substantial portion of the 2014 goal for the Chief Executive Officer and each of the Named Executive Officers is based upon Company net profit performance. The net profit goal is proposed by Company management and approved by the Committee before or within the first 90 days of each year. The target level represents an amount of net profit that the Committee determines is attainable with outstanding performance under expected economic conditions. The remaining goals for the Named Executive Officers are based upon individual business unit or leadership criteria determined by the Chief Executive Officer. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers.

IC Awards for the Named Executive Officers are subject to the terms of the Senior Executive Yearly Incentive Compensation Plan (the “IC Plan”) approved by the stockholders as required by Section 162(m) of the Internal Revenue Code. The maximum amount that may be paid to any eligible participant in any year under the Plan is $4,500,000. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award earned by the Named Executive Officers based on an assessment of individual performance.

For 2014, the Company’s net profit target was $1.20 billion with a threshold of $1.05 billion and a maximum of $1.40 billion. Actual net profit achieved was $1.36 billion. The Committee approved award payments of 167 percent of the net profit target award, which corresponds with achievement of 132 percent of the net profit goal for each Named Executive Officer. The Committee approved an overall payment for R. E. Armstrong of 142 percent of target, including 92 percent achievement of the business unit profit goal. The Committee approved an overall payment for R. J. Christensen of 159 percent of target consisting of 132 percent and 117 percent achievement of the business unit profit goals. The Committee approved an overall payment for D. D. Sobic of 174 percent of target consisting of 140 percent achievement of the business unit profit goal and 130 percent achievement for the leadership goal related to achievement of record parts revenue. The Committee approved an overall payment for R. A. Bengston of 144 percent of target consisting of 117 percent achievement of the business unit profit goal and 110 percent achievement for his leadership of long-term growth initiatives. The Committee approved an overall payment for T. K. Quinn of 139 percent of target consisting of 110 percent achievement of the business unit leadership goals related to long-term information systems projects and initiatives. The Committee did not exercise discretion to make modifications to any award. The following table outlines the 2014 goals and incentive awards for each Named Executive Officer:

Name and Principal Position	Performance Measure	Target Award as a % of Base Salary	Performance Measure as a % of Target	Award Achieved as a % of Target
R. E. Armstrong Chief Executive Officer	Company Profit Goal Business Unit Profit	125	70 30	142

R. J. Christensen President & Chief Financial Officer	Company Profit Goal Business Unit Profit Business Leadership	95	50 25 25	159

D. D. Sobic Executive Vice President	Company Profit Goal Business Unit Profit Business Leadership	90	50 25 25	174

R. A. Bengston Senior Vice President	Company Profit Goal Business Unit Profit Business Leadership	70	40 40 20	144

T. K. Quinn Senior Vice President & CIO	Company Profit Goal Business Leadership	70	40 60	139

Long-Term Incentive Compensation (“LTIP”).    The Company’s long-term incentive program is based on a multi-year performance period and provides annual grants of stock options, restricted stock and cash incentive awards. The LTIP aligns the interests of stockholders with those of executives to focus on long-term growth in stockholder value. The 2014 target for each element of the long-term compensation program for each Named Executive Officer is calculated as a percentage of base salary as indicated in the table below:

Name	Long-Term Cash	Stock Options	Restricted Stock
R. E. Armstrong	90%	270%	90%

R. J. Christensen	80%	265%	80%

D. D. Sobic	70%	230%	80%

R. A. Bengston	60%	190%	60%

T. K. Quinn	60%	190%	60%

Long-term incentive compensation cash award.    This program focuses on long-term growth in stockholder value by providing an incentive for superior Company performance that is measured against Peer Companies’ performance over a three-year period. Company performance is measured by three-year growth in net income, return on sales and return on capital (weighted equally) as compared to the Peer Companies (“Company Performance Goal”). Named Executive Officers and all executive officers are eligible for a long-term incentive cash award based upon three-year performance goals approved by the Committee with a new performance period beginning every calendar year. For the 2014-2016 cycle, the Committee approved the following goals:

Name	Financial Performance and Individual Performance Measures for LTIP 2014-2016 Cycle	Performance Measure as a % of Target
R. E. Armstrong	Company Performance Goal	100
R. J. Christensen	Company Performance Goal Business Unit Profit Business Leadership	50 25 25
D. D. Sobic	Company Performance Goal Business Unit Profit Business Leadership	50 25 25
R. A. Bengston	Company Performance Goal Business Unit Profit Business Leadership	35 35 30
T. K. Quinn	Company Performance Goal Business Unit Profit Business Leadership	25 35 40

The Committee believes that three-year growth in net income, return on sales and return on capital are excellent indicators of the Company’s performance against the Peer Companies. The Company has used this rigorous comparison goal for over 15 years. During that period the Company ranked above 50 percent of the Peer Companies in 12 of the 15 years demonstrating excellent performance against the Peer Companies and providing superior returns to stockholders. The target amount will be earned if the Company’s financial performance ranks above at least half of the Peer Companies. The maximum cash award amount will be earned if the Company’s financial performance ranks above all of the Peer Companies. No award will be earned if the Company’s financial performance ranks in the bottom 25 percent of the Peer Companies.

The remaining portion of the award for certain of the Named Executive Officers is based upon individual business unit and leadership goals determined by the Chief Executive Officer similar to those described above for the annual incentive cash plan, measured over a three-year performance cycle. The Committee assesses goal achievement for the prior three-year period in April following completion of the applicable cycle and approves awards for the Named Executive Officers at such time. Long-term incentive cash awards are measured on a sliding scale as indicated below:

% of Goal Achieved	<75%	75%	100%	125%	150% and above
% of Target Paid	0%	50%	100%	150%	200%

In April 2014, the Committee determined cash awards for the three-year period 2011-2013 ending December 31, 2013. For the 2011-2013 LTIP cycle, the Company ranked fifth among the twelve Peer Companies and the Committee approved a payout of 127 percent of target on the Company Performance Goal for each Named Executive Officer. The cash award for M. C. Pigott was based 100 percent on the Company Performance Goal.

The other Named Executive Officers in the 2011-2013 LTIP cycle had goals in addition to the Company Performance Goal. The award for R. E. Armstrong was based 30 percent on business unit profits at DAF and 20 percent on profit in Financial Services. The Committee determined that the business unit profit goal at DAF was not achieved due to the European recession but the goal for Financial Services was exceeded and it approved an overall payout of 90 percent of target. The award for R. J. Christensen was based 25 percent on business unit profit and 25 percent on business unit leadership. The Committee determined that R. J. Christensen exceeded each goal and approved an overall payout of 129 percent of target. The award for D. D. Sobic was based 25 percent on business unit profit and 25 percent on business unit leadership. The Committee determined that D. D. Sobic exceeded each goal and approved an overall payout of 114 percent of target. The Committee did not exercise discretion to modify any awards. The long-term cash awards for the 2012-2014 LTIP cycle have not been determined as of the date of this proxy statement because Peer Group comparison data was not available.

The maximum amount that may be paid to any eligible participant in any year under this program is $6,500,000. The award is also subject to the conditions of payment set forth in the Long-Term Incentive Plan, as required by Section 162(m) of the Internal Revenue Code. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award earned by the Named Executive Officers based on an assessment of individual performance.

Stock options.    The Committee includes stock options in its compensation program because stock options link the interests of executives directly with stockholders’ interests through increased individual stock ownership. Stock options are granted by the Committee once each year on a predetermined date after the fourth-quarter earnings release and are not repriced. The number of options is determined by multiplying the executive’s base salary on the grant date by a target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The exercise price of stock options is the closing price of the Company’s stock on the date of grant. Options become exercisable at the end of a three-year vesting period and expire ten years after the date of grant. A participant who elects early retirement at or after age 55 under a Company retirement plan, but before age 62, has 12 months from retirement to exercise vested options. Unvested options are forfeited. For stock options granted after January 1, 2014, a participant who retires at age 62 with 15 years of service, but before age 65, has ten years from date of grant to exercise vested options and a prorated number of stock options which are not otherwise exercisable at the time of retirement will become immediately exercisable, and may thereafter be exercised by the participant at any time within ten years after the date of grant. A participant who retires at or after age 65 has the full term to exercise options and unvested options will continue to vest. Vesting may be accelerated in the event of a change in control.

The Compensation Committee granted stock options on February 7, 2014 in accordance with the target award percentages listed on page 18. All stock options granted in 2014 vest and become exercisable on January 1, 2017, and remain exercisable until February 7, 2024 unless the participant’s employment terminates earlier for reasons other than retirement, or the participant is demoted to an ineligible position.

Annual restricted stock program.    Performance-based restricted stock is included in the program because it provides an opportunity for executives to earn Company equity with performance-based compensation deductible under Section 162(m) of the Internal Revenue Code. The Committee sets a Company performance goal during the first 90 days of the year, and restricted stock grants are made in the following year if the Committee determines that the performance goal is achieved. The number of restricted shares is determined by multiplying the executive’s base salary by the target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The restricted shares are valued at the closing price of the Company’s stock on the date of grant. The restricted stock vests 25 percent on the first day of the month following the grant and an additional 25 percent on each succeeding first of January. Unvested shares are forfeited upon termination unless termination is by reason of death, disability or retirement. All shares vest immediately upon a change in control. Each Named Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends.

On February 4, 2015, the Committee determined that the 2014 performance goal of four percent after-tax return on revenue was achieved and approved restricted stock consistent with the target award percentages listed on page 18. The restricted stock granted on February 7, 2014 for 2013 performance is included on page 24.

Compensation of the Chief Executive Officer

During 2014, the Company had a successful transition in its senior leadership role. M. C. Pigott, Chairman and Chief Executive Officer since January 1, 1997, became Executive Chairman on April 27, 2014 with an annual salary of $500,000. R. E. Armstrong, President, was promoted to Chief Executive Officer effective April 27, 2014 with an annual salary of $1.1 million.

Compensation for R. E. Armstrong.    The Committee applies the same compensation philosophy, policies and comparative data analysis to the Chief Executive Officer as it applies to the other Named Executive Officers. The Chief Executive Officer is the only officer with overall responsibility for all corporate functions and, as a result, has a greater percentage of his total compensation based on the overall financial performance of the Company. Consistent with Company practice, Mr. Armstrong’s 2014 annual target incentive award increased from 95 percent to 125 percent of his salary prorated as of May 1, 2014. The percentage of salary used for the LTIP cash, stock options and restricted stock for the 2014-2016 cycle was based on his previous salary and position at the time of grant in February 2014 and is listed on page 24.

The Company had a share match program with M. C. Pigott that enabled the Chief Executive Officer to purchase Company stock either by exercising stock options or through open market purchases. He was entitled to receive a matching award of restricted stock if rigorous performance goals were met. The program provided for a maximum of 562,500 restricted shares and an annual limit of 150,000 shares. Restricted match shares vested after five years if the Committee certified that the Company’s earnings per share growth over the same five-year period met or exceeded at least 50 percent of the Peer Companies. The Chief Executive Officer had the same rights as all other stockholders to vote the shares and receive cash dividends. With certain exceptions, all restricted match shares would be forfeited if the performance threshold was not achieved or if the Chief Executive Officer terminated employment with the Company during the vesting period. If the purchased shares were sold during the vesting period, an equal number of restricted match shares would be forfeited. No matching shares were granted under this program in 2014. The share match program was eliminated by the Compensation Committee in December 2014.

Compensation for M. C. Pigott (retired Chief Executive Officer).    The Committee wished to recognize Mr. Pigott for the outstanding stockholder returns of 1,665 percent generated during his 17-year tenure as Chief Executive Officer and to acknowledge that the Company’s 2014 financial performance would be due in part to his performance as CEO and his continued role as Executive Chairman. The Committee determined that as Executive Chairman, Mr. Pigott would not be eligible for future stock options, restricted stock or cash bonuses after 2014 but that he should be entitled to the compensation under these programs resulting from his accomplishments as CEO in 2014 and prior years. In determining the compensation package, the Committee also considered the value of the awards Mr. Pigott would be eligible to receive if he retired under existing Company plans and policies. The Committee decided that M. C. Pigott would be eligible for the following compensation:

•

A 2014 annual incentive compensation award based 100 percent on the Company’s 2014 net profit with a target award value of $1.775 million, which represents 125% of his base salary on April 26, 2014 of $1,420,000.

•	An annual restricted stock award for 2014 valued at $2.414 million, representing 170 percent of base salary on February 7, 2014, if the Company achieved its 2014 return on revenue goal.

•

LTIP cash awards for the three cycles in which he participated as CEO based on achieving goals previously established with a target award of $2.13 million for each cycle, which represents 150 percent of base salary on February 7, 2014. LTIP cash awards, if any, will be prorated as follows: 36 months for the 2012-2014 cycle; 24 months for the 2013-2015 cycle; and 12 months for the 2014-2016 cycle.

•	Stock options and restricted stock awarded during his tenure as CEO will continue to vest per the LTIP program provisions.

Deferral of Annual and Long-Term Performance Awards

The Committee administers a Deferred Compensation Plan described on page 29 which allows eligible employees to defer cash incentive awards into an income account or a stock unit account. Both accounts are unfunded and unsecured. This program provides tax and retirement planning benefits to participants and market-based returns on amounts deferred. Certain deferrals are subject to Internal Revenue Code Section 409A. Payouts from the income account are made in cash either in a lump sum or in a maximum of 15 annual installments in accordance with the executive’s payment election. Stock unit accounts are paid out in Company stock either in a one-time distribution or in a maximum of 15 annual installments. Participation in the Deferred Compensation Plan is voluntary.

Stock Ownership Guidelines

The Company’s executive officers are required to meet stock ownership guidelines that reflect alignment of senior executives’ long-term goals with that of the Company stockholders. The minimum number of shares of company stock and deferred stock units expected to be held by each category of executive officer is as follows: the Chief Executive Officer — five times base salary; other Named Executive Officers — three times base salary; and other executive officers — one times base salary. Company executive officers have three years from the January first after the executive first holds the qualifying position to attain the stock ownership target. The Committee reviews compliance with the guidelines each year.

Effect of Post-Termination Events

The Company has no written employment agreement with its Chief Executive Officer or with any Named Executive Officer. Executive compensation programs provide full benefits only if a Named Executive Officer remains with the Company until normal retirement at age 65. In general, upon a termination without cause a Named Executive Officer retains vested benefits but receives no enhancements or severance. In a termination for cause, the executive forfeits all benefits except those provided under a qualified pension plan. Long-term cash incentives are prorated upon retirement at age 62, with 15 years of service, or death and are awarded at the maximum level upon a change in control. The annual restricted stock grants become fully vested at retirement, death or a change in control. The Company believes that the benefits described in this section help it attract and retain its executive officers by providing financial security in the event of certain qualifying terminations of employment or a change in control of the Company. The fact that the Company provides these benefits does not materially affect other decisions that the Company makes regarding compensation. The Company maintains a separation pay plan for all U.S. salaried employees that provides a single payment of up to six months of base salary in the event of job elimination in a business restructuring or reduction in the workforce. The Named Executive Officers are eligible for the benefit on the same terms as any other eligible U.S. salaried employee.

Effect of Accounting or Tax Treatment

Company policy is to structure compensation arrangements that preserve tax deductions for executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Cash awards paid under either the IC Plan or the LTIP to Named Executive Officers who are subject to the $1 million dollar annual deduction limitation under Section 162(m) (each, a “Covered Employee”) are subject to certain conditions of payment intended to preserve deductibility imposed under Section 162(m). The Committee establishes a yearly funding plan limit equal to a percentage of the Company’s net income (the “Annual Pool”) and assigns a percentage of the Annual Pool to each Covered Employee. In 2014 the funding limit under the IC Plan equaled three percent of the Company’s net income and the funding limit for the LTIP equaled one percent of the Company’s cumulative net income for the 2014-2016 performance cycle. The Committee can exercise discretion to reduce or eliminate any award earned by the Covered Employees. The cash incentive awards to the Named Executive Officers under both plans are subject to the pre-established funding and plan limits even if some or all of the executive’s performance goals have been exceeded. The Committee retains the flexibility to pay compensation that is not fully deductible within the limitations of Section 162(m) if it determines that such action is in the best interests of the Company and its stockholders in order to attract, retain and reward outstanding executives. The Company offers compensation programs that are intended to be tax efficient for the Company and for the executive officers.

Compensation Forfeiture

In the event the Board determines that an executive officer has engaged in misconduct detrimental to the Company, including conduct which results in a material inaccuracy in the Company’s financial statements, the officer may be terminated for “cause” and all unpaid compensation forfeited. Cause is defined to include: an act of embezzlement, fraud or theft; the deliberate disregard of the rules of the Company or a subsidiary; any unauthorized disclosure of any of the secrets or confidential information of the Company or a subsidiary; any conduct which constitutes unfair competition with the Company or a subsidiary; or inducing any customer of the Company or a subsidiary to breach any contracts with the Company or a subsidiary. The provisions do not allow for recoupment of compensation which has been previously paid.

Changes Approved for 2015

The Committee approved the following changes in 2014 to be effective in 2015:

The Committee approved a revision to the list of Peer Companies used to measure financial performance when evaluating the cash portion of the LTIP as described on page 18. In evaluating potential peers the Committee considered how closely they match the Company on industrial and revenue comparability, return on sales and business cycle correlation. The Committee removed Scania AB from the list in 2014 because it is no longer listed as a public reporting company. The Committee approved the addition of CNH Industrial (the parent company of IVECO) to the list beginning with the 2015-2017 LTIP cycle.

The Committee discontinued the share match program described on page 20.

Conclusion

The Company’s compensation programs are designed and administered in a manner consistent with its conservative executive compensation philosophy and guiding principles. The programs emphasize the retention of key executives and appropriate rewards for excellent results. The Committee monitors these programs in recognition of the dynamic marketplace in which the Company competes for talent. The Company will continue to emphasize pay-for-performance and equity-based incentive programs that compensate executives for results that are consistent with generating outstanding performance for its stockholders.

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed the Compensation Discussion and Analysis Section (“CD&A”) for 2014 with management. Based on the Committee’s review and its discussions with management, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis Section be included in the Company’s proxy statement for the 2015 Annual Meeting.

THE COMPENSATION COMMITTEE

G. M. E. Spierkel, Chairman

A. J. Carnwath

K. S. Hachigian

R. C. McGeary

Summary Compensation

The following table provides information on compensation for the Named Executive Officers for the last three fiscal years that ended December 31, 2014:

Name and Principal Position	Year	Salary ($)	Stock Awards (Restricted Stock) ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e)	Total ($)
R. E. Armstrong .	2014	972,115	678,214	453,010	1,640,070	3,001,414	13,000	6,757,823
Chief Executive Officer	2013	750,000	442,338	601,730	1,196,820	566,609	12,750	3,570,247
	2012	678,846	424,703	622,005	690,963	804,743	12,500	3,233,760

R. J. Christensen	2014	691,634	502,420	370,532	1,032,585	2,881,590	13,000	5,491,761
President & Chief	2013	623,942	311,912	492,164	1,090,093	534,830	12,750	3,065,691
Financial Officer	2012	564,423	269,558	456,135	719,513	997,473	12,500	3,019,602

D. D. Sobic .	2014	609,903	462,198	295,851	922,396	2,238,174	13,000	4,541,522
Executive Vice President	2013	575,000	296,518	392,988	860,149	332,414	12,750	2,469,819
	2012	557,211	284,519	456,135	707,048	772,918	12,500	2,790,331

T. K. Quinn	2014	421,538	154,736	180,656	413,228	345,409	13,000	1,528,567
Senior Vice President & CIO

R. A. Bengston	2014	396,538	143,735	170,040	404,320	974,057	13,000	2,101,690
Senior Vice President

M. C. Pigott	2014	836,153	2,425,268	1,127,692	2,967,800	8,576,172	14,717	15,947,802
Executive Chairman	2013	1,420,000	2,196,200	1,497,905	4,476,550	934,910	12,750	10,538,315
	2012	1,420,000	2,319,134	1,698,522	1,652,596	2,176,420	12,500	9,279,172

(a)	Represents the grant date fair value of restricted stock awards on February 7, 2014, February 6, 2013, and February 2, 2012, calculated in accordance with FASB ASC Topic 718. For additional information, refer to Notes in the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the applicable fiscal year as shown in footnote (b) below.

(b)	Represents the aggregate grant date fair value of stock options granted under the Company’s Long-Term Incentive Plan (“LTIP”) on February 7, 2014, February 6, 2013, and February 2, 2012 calculated in accordance with FASB ASC Topic 718. For additional accounting information, including the Company’s Black-Scholes-Merton option pricing model assumptions, refer to Note Q in the Consolidated Financial Statements in the Company’s Annual Reports on Form 10-K for 2014, 2013 and 2012.

(c)	Amounts for 2014 represent the awards earned under the IC Plan in 2014 that are determined and paid in 2015. Cash awards earned under the LTIP for the 2012-2014 cycle will not be determined until late April 2015. Non-Equity Incentive Plan Compensation amounts for 2013 and 2012 include awards under both plans.

(d)	Represents the aggregate change in value during 2014 of benefits accrued under the Company’s qualified defined-benefit retirement plan and Supplemental Retirement Plan (R. E. Armstrong $3,001,414; R. J. Christensen $2,878,000; D. D. Sobic $2,238,174; T. K. Quinn $345,409; R. A. Bengston $963,345; M. C. Pigott $8,574,702); and the interest earned under the Deferred Compensation Plan in excess of 120 percent of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code (R. E. Armstrong $0; R. J. Christensen $3,590; D. D. Sobic $0; T. K. Quinn $0; R. A. Bengston $10,712; M. C. Pigott $1,470); Company retirement benefits are described in the accompanying Pension Benefits disclosure.

(e)	Represents Company matching contributions to the Company’s 401(k) Savings Investment Plan of $13,000 for each Named Executive Officer for 2014, $12,750 for 2013, and $12,500 for 2012. Aggregate perquisites were less than $10,000 for all Named Executive Officers.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during 2014:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
R. E. Armstrong
Restricted Stock (a)	2/7/2014				11,466				678,214
Stock Options (a)	2/7/2014						34,394	59.15	453,010
LTIP Cash (a)		61,364	675,000	1,350,000
Annual Incentive Cash (b)		138,500	1,154,166	2,308,332

R. J. Christensen
Restricted Stock (a)	2/7/2014				8,494				502,420
Stock Options (a)	2/7/2014						28,132	59.15	370,532
LTIP Cash (a)		22,727	500,000	1,000,000
Annual Incentive Cash (b)		64,983	649,833	1,299,666

D. D. Sobic
Restricted Stock (a)	2/7/2014				7,814				462,198
Stock Options (a)	2/7/2014						22,462	59.15	295,851
LTIP Cash (a)		18,295	402,500	805,000
Annual Incentive Cash (b)		53,133	531,334	1,062,668

T. K. Quinn
Restricted Stock (a)	2/7/2014				2,616				154,736
Stock Options (a)	2/7/2014						13,716	59.15	180,656
LTIP Cash (a)		5,795	255,000	510,000
Annual Incentive Cash (b)		29,750	297,500	595,000

R. A. Bengston
Restricted Stock (a)	2/7/2014				2,430				143,735
Stock Options (a)	2/7/2014						12,910	59.15	170,040
LTIP Cash (a)		7,636	240,000	480,000
Annual Incentive Cash (b)		22,400	280,000	560,000

M. C. Pigott
Restricted Stock (a)	2/7/2014				41,002				2,425,268
Stock Options (a)	2/7/2014						85,618	59.15	1,127,692
LTIP Cash (a)		64,545	710,000	1,420,000
Annual Incentive Cash (b)		710,000	1,775,000	3,550,000

(a)	Represents grants and awards under the LTIP described on page 18. The grant date fair value of restricted stock awards is the number of restricted shares multiplied by the closing price of Company stock on the grant date of $59.15.

(b)	Represents awards under the Company’s Senior Executive Yearly Incentive Compensation Plan (“IC”) described on page 16.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock option and restricted stock awards held by the Named Executive Officers and the Executive Chairman on December 31, 2014:

	Option Awards(a)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(e)
R. E. Armstrong	13,675	0	32.2267	1/1/09	1/26/16	2,455(b)	166,965
	13,704	0	44.5600	1/1/10	1/31/17	4,626(c)	314,614
	15,188	0	45.7400	1/1/11	1/30/18	8,599(d)	584,818
	28,024	0	30.8100	1/1/12	2/6/19
	21,758	0	36.1200	1/1/13	2/2/20
	31,380	0	50.5000	1/1/14	2/3/21
	0	49,102	43.2400	1/1/15	2/2/22
	0	43,672	47.8100	1/1/16	2/6/23
	0	34,394	59.1500	1/1/17	2/7/24

R. J. Christensen	12,316	0	45.7400	1/1/11	1/30/18	1,558(b)	105,960
	28,742	0	30.8100	1/1/12	2/6/19	3,262(c)	221,849
	22,316	0	36.1200	1/1/13	2/2/20	6,370(d)	433,224
	20,398	0	50.5000	1/1/14	2/3/21
	0	36,008	43.2400	1/1/15	2/2/22
	0	35,720	47.8100	1/1/16	2/6/23
	0	28,132	59.1500	1/1/17	2/7/24

D. D. Sobic	18,618	0	44.5600	1/1/10	1/31/17	1,645(b)	111,876
	15,804	0	45.7400	1/1/11	1/30/18	3,100(c)	210,831
	38,194	0	30.8100	1/1/12	2/6/19	5,860(d)	398,539
	31,774	0	36.1200	1/1/13	2/2/20
	21,530	0	50.5000	1/1/14	2/3/21
	0	36,008	43.2400	1/1/15	2/2/22
	0	28,522	47.8100	1/1/16	2/6/23
	0	22,462	59.1500	1/1/17	2/7/24

R. A. Bengston	0	11,710	43.2400	1/1/15	2/2/22	350(b)	23,804
	0	8,762	47.8100	1/1/16	2/6/23	1,822(c)	123,914
	0	12,910	59.1500	1/1/17	2/7/24

T. K. Quinn	3,892	0	32.2267	1/1/09	1/26/16	198(b)	13,466
	3,024	0	44.5600	1/1/10	1/31/17	374(c)	25,436
	2,786	0	45.7400	1/1/11	1/30/18	1,962(d)	133,436
	9,964	0	30.8100	1/1/12	2/6/19
	10,228	0	36.1200	1/1/13	2/2/20
	8,108	0	50.5000	1/1/14	2/3/21
	0	12,296	43.2400	1/1/15	2/2/22
	0	9,436	47.8100	1/1/16	2/6/23
	0	13,716	59.1500	1/1/17	2/7/24

M. C. Pigott	147,343	0	32.2267	1/1/09	1/26/16	13,408(b)	911,878
	112,266	0	44.5600	1/1/10	1/31/17	22,968(c)	1,562,054
	98,956	0	45.7400	1/1/11	1/30/18	30,751(d)	2,091,376
	194,004	0	30.8100	1/1/12	2/6/19
	134,492	0	36.1200	1/1/13	2/2/20
	92,832	0	50.5000	1/1/14	2/3/21
	0	134,084	43.2400	1/1/15	2/2/22
	0	108,714	47.8100	1/1/16	2/6/23
	0	85,618	59.1500	1/1/17	2/7/24

(a)	Represents stock options granted under the LTIP. The vesting date may be accelerated if a change in control occurs. Options expire ten years from the date of grant unless employment is terminated earlier.

(b)	Represents restricted stock granted on February 2, 2012. Twenty-five percent of the shares vested on March 1, 2012 and 25 percent vest on each subsequent January 1 until the shares are fully vested. The remaining vesting date is January 1, 2015.

(c)	Represents restricted stock granted on February 6, 2013. Twenty-five percent of the shares vested on March 1, 2013 and 25 percent vest on each subsequent January 1 until the shares are fully vested. The remaining vesting dates are January 1, 2015 and January 1, 2016.

(d)	Represents restricted stock granted on February 7, 2014. Twenty-five percent of the shares vested on March 1, 2014 and 25 percent vest on each subsequent January 1 until the shares are fully vested. The remaining vesting dates are January 1, 2015, January 1, 2016 and January 1, 2017.

(e)	The amount shown represents the number of shares multiplied by the closing price of the Company’s stock on December 31, 2014, of $68.01.

Option Exercises and Stock Vested

The following table shows all stock options exercised and restricted stock awards that vested during 2014 for the Named Executive Officers and the value realized upon exercise or vesting:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
R. E. Armstrong	12,046	347,087	8,383	515,145
R. J. Christensen	45,850	1,328,881	6,080	373,921
D. D. Sobic	18,026	583,877	6,185	379,000
R. A. Bengston	6,468	76,444	784	50,445
T. K. Quinn	0	0	1,039	65,840
M. C. Pigott	173,043	5,701,165	44,426	2,697,061

(a)	The dollar amounts shown are determined by multiplying the number of shares of the Company’s common stock by the difference between the per-share market price of the Company’s common stock at the time of exercise and the exercise price of the options.

(b)	The dollar amounts are determined by multiplying the number of restricted shares that vested by the per-share closing price of the Company’s common stock on the day before the vesting date.

Pension Benefits

The following table shows the present value of the retirement benefit payable to the Named Executive Officers as of December 31, 2014:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R. E. Armstrong	Retirement Plan	21	988,753	0
	Supplemental Retirement Plan	21	5,594,641	0
R. J. Christensen	Retirement Plan	31	1,345,685	0
	Supplemental Retirement Plan	31	5,943,917	0
D. D. Sobic	Retirement Plan	24	1,225,707	0
	Supplemental Retirement Plan	24	4,920,866	0
R. A. Bengston	Retirement Plan	22	1,013,493	0
	Supplemental Retirement Plan	22	1,410,472	0
T. K. Quinn	Retirement Plan	9	289,889	0
	Supplemental Retirement Plan	9	457,101	0
M. C. Pigott	Retirement Plan	35	1,681,848	0
	Supplemental Retirement Plan	35	26,254,527	0

The Company’s U.S. qualified noncontributory retirement plan has been in effect since 1947. The Named Executive Officers participate in this plan on the same basis as other U.S. salaried employees. Employees are eligible to become a member in the plan after completion of 12 months of employment with at least 1,000 hours of service. The plan provides benefits based on years of service and salary. Participants are vested in their retirement benefits after five years of service.

The benefit for each year of service, up to a maximum of 35 years, is equal to one percent of the highest average salary plus 0.5 percent of highest average salary in excess of the Social-Security-covered compensation level. Highest average salary is defined as the average of the highest 60 consecutive months of an employee’s cash compensation, which includes base salary and annual incentive cash compensation, but it excludes compensation under the LTIP. The benefits are not subject to any deduction for Social Security or other offset amounts. Benefits from the plan are paid as a monthly single-life annuity or, if married, actuarially-equivalent 50 percent, 75 percent or 100 percent joint and survivor annuity options are also available. Survivor benefits based on the 50 percent joint and survivor option will be paid to an eligible spouse if the employee is a vested member in the plan and dies before retirement.

The Company’s unfunded U.S. Supplemental Retirement Plan (“SRP”) provides a retirement benefit to those affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and to those deferring incentive compensation bonuses. The benefit is equal to the amount of normal pension benefit reduction resulting from the application of maximum benefit and salary limitations and the exclusion of deferred incentive compensation bonuses from the retirement plan benefit formula. Benefits from the plan are paid as a lifetime monthly annuity or a single lump-sum distribution at the executive’s election and will be made at the later of: (1) termination of employment or (2) the date the participant attains age 55. If the participant dies before the supplemental benefit commencement date, the participant’s surviving spouse will be eligible to receive a survivor pension for the amount by which the total survivor pension benefit exceeds the surviving spouse’s retirement plan benefit. Executives terminated for cause, as defined in the Plan, forfeit all SRP benefits.

Normal retirement age under both plans is 65, and participants may retire early between ages 55 and 65 if they have 15 years of service. For retirement at ages 55 through 61 with 15 years of service, pension benefits are reduced four percent per year from age 65. For retirement at or after age 62 with 15 years of service, there is no reduction in retirement benefits. As of December 31, 2014, R. E. Armstrong, R. J. Christensen, D. D. Sobic, R. A. Bengston and M. C. Pigott are eligible for a reduced early retirement benefit.

The Pension Plan table shows the present value of the accrued retirement benefits for the Named Executive Officers under the Company’s retirement plan and Supplemental Retirement Plan based on highest average salary and service as of December 31, 2014. Present value calculations for each Named Executive Officer assumed that each remains employed until age 62, if eligible for unreduced benefits, or age 65 if not. Additional assumptions include a 2014 discount rate of 3.9 percent and a 2013 discount rate of 4.8 percent and the mortality assumptions of the RP-2000 Male Annuitant Mortality Table projected seven years from valuation date.

Nonqualified Deferred Compensation

The following table provides information about the deferred compensation accounts of the Named Executive Officers as of December 31, 2014. Amounts deferred reflect cash awards payable in prior years but voluntarily deferred by the executive.

Name	Executive Contribution in 2014 ($)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of 12/31/2014 (a)($)
R. E. Armstrong	0	0	0	0
R. J. Christensen	0	27,688	0	646,705
D. D. Sobic	0	0	0	0
R. A. Bengston	0	458,214	0	4,364,581
T. K. Quinn	0	3,181	0	20,624
M. C. Pigott	0	1,767,206	0	11,654,034

(a)	To the extent required to be reported, all cash awards were reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years.

The Company’s Deferred Compensation Plan provides all eligible employees, including the Named Executive Officers, an opportunity to voluntarily defer all or part of the cash awards earned and payable under the LTIP and the IC Plan. The Company makes no contributions to the Plan. Accounts are credited with interest or dividend equivalents as described below.

A portion of the amount in the 2014 Aggregate Earnings column is reported in the Summary Compensation Table for the Named Executive Officers as follows: R. E. Armstrong $0; R. J. Christensen $3,590; D. D. Sobic $0; R. A. Bengston $10,712; T. K. Quinn $0; M. C. Pigott $1,470.

Certain of the Named Executive Officers have elected to defer into an income account, a stock unit account or any combination of each. Deferral elections were made in the year before the award was payable. Cash awards were credited to the income account on the date the award was payable and interest is compounded monthly on the account balance based on the simple combined average of monthly Aa Industrial Bond Yield for the month that is two months preceding the payable date. The Named Executive Officer may elect to be paid out the balance in the income account in a lump sum or in up to 15 substantially equal annual installments. Cash awards credited to the stock unit account are based on the closing price of a share of the Company’s common stock on the date the cash award is payable. Dividend equivalents are credited to the stock unit account based on the closing price of the Company’s common stock on the date the dividend is paid to stockholders. The stock unit account is paid out in Company stock either in a one-time distribution or in a maximum of 15 annual installments.

Potential Payments Upon Termination or Change in Control

The Named Executive Officers do not have severance or change in control agreements with the Company. The information below describes certain compensation that would become payable under existing plans if each Named Executive Officer’s employment terminated or a change in control occurred on December 31, 2014. These payments do not include deferred compensation balances and the present value of accumulated Supplemental Retirement Plan benefits reported in the “Nonqualified Deferred Compensation” and “Pension Benefits” tables.

	R. E. Armstrong	R. J. Christensen	D. D. Sobic	T. K. Quinn	R. A. Bengston	M. C. Pigott
Termination for Cause	0	0	0	0	0	0
Termination Without Cause	0	0	0	0	0	0
Retirement
Annual Incentive Plan	1,640,070	1,032,585	922,396	N/A	404,320	2,967,800
Long-Term Cash Award	585,000	385,000	385,000	N/A	120,000	2,130,000
Restricted Stock	1,066,397	761,032	721,246	N/A	147,718	4,565,307
Total	3,291,467	2,178,617	2,028,642	N/A	672,038	9,663,107
Death
Annual Incentive Plan	1,640,070	1,032,585	922,396	413,228	404,320	2,967,800
Long-Term Cash Award	1,260,000	885,000	787,500	304,333	286,667	4,260,000
Restricted Stock	1,066,397	761,032	721,246	172,337	147,718	4,565,307
Total	3,966,467	2,678,617	2,431,142	889,898	838,705	11,793,107
Change in control
Annual Incentive Plan	2,308,332	1,299,666	1,062,668	595,000	560,000	3,550,000
Long-Term Cash Award	2,250,000	1,770,000	1,575,000	608,667	573,333	8,520,000
Restricted Stock	1,066,397	761,032	721,246	172,337	147,718	4,565,307
Total	5,894,729	3,830,698	3,358,914	1,376,004	1,281,051	16,635,307

Termination for Cause.    If a Named Executive Officer had been terminated for “cause,” as defined in the Company’s LTIP, all unpaid cash incentives under the IC Plan and the LTIP, stock options (vested and unvested), restricted stock, deferred compensation balances and accrued Supplemental Retirement Plan benefits would have been immediately forfeited.

Resignation or Termination Without Cause.    If a Named Executive Officer had resigned or been terminated without cause, all unpaid incentives under the IC Plan and the LTIP, unvested stock options and restricted stock would have been immediately forfeited. Vested stock options would remain exercisable for one month from the date of termination.

Deferred compensation balances, as described in the Nonqualified Deferred Compensation Table, would be paid in a lump sum or in installments according to the payment election filed by the Named Executive Officer. The Named Executive Officer may elect to have such payments made or commence in any January that is at least 12 months from the date of such payment election, but no later than the first January following the year in which the executive attains age 70-1/2.

Accrued Supplemental Retirement Plan benefits described under the Pension Benefits Table would be paid in a form previously elected by the Named Executive Officer. R. E. Armstrong, R. A. Bengston and M. C. Pigott would receive single lump-sum cash payments. D. D. Sobic, R. J. Christensen and T. K. Quinn would receive monthly annuities payable for life. If termination occurred on December 31, 2014, these payments would be made or would commence in accordance with the terms of the Plan on January 1, 2015, for R. E. Armstrong, R. J. Christensen, D. D. Sobic, R. A. Bengston and M. C. Pigott. Payments for T. K. Quinn would begin when first eligible to receive benefits under the qualified retirement plan.

Retirement.    All Named Executive Officers except T. K. Quinn were eligible for early retirement benefits. Deferred compensation balances and accumulated Supplemental Retirement Plan benefits would have been payable for the Named Executive Officers as described above under “Resignation or Termination Without Cause”. Annual incentive compensation earned in 2014 would have been paid in the first quarter of 2015 and long-term incentive cash awards earned under the 2012-2014 performance cycle would be paid in April 2015 based on actual performance against goals. The long-term performance awards in the table reflect target awards. LTIP cash awards for incomplete cycles are prorated for retirement after age 62, with 15 or more years of service. Unvested stock options would have been immediately forfeited and vested stock options would have remained exercisable for the full term following retirement at or after age 62. All outstanding annual restricted stock for the Named Executive Officers under age 62 would continue to vest according to the vesting schedule until age 62 when they would vest in full. The amount listed for restricted stock in the table reflects continued service vesting of unvested shares at the fair market value on December 31, 2014.

Death.    In the event of the death of a Named Executive Officer on December 31, 2014, beneficiaries of the Named Executive Officer would have been entitled to receive all of the benefits that would have been paid to a Named Executive Officer who had retired on that date as described above, with the following exceptions:

Long-term incentive cash awards earned under the 2013-2015 LTIP performance cycle and the 2014-2016 LTIP performance cycle would have been paid on a prorated basis (2/3 and 1/3, respectively) following completion of the cycle, based on actual performance against goals. All outstanding annual restricted stock would vest immediately.

Change in control.    Benefits payable in the event of a change in control on December 31, 2014, are the same as benefits payable in the event of death on the same date (as described above) with the following exceptions:

Named Executive Officers employed on December 31, 2014, would have been entitled to a maximum IC award for 2014 (200 percent of target), a maximum long-term incentive cash award under the 2012-2014 performance cycle of the LTIP and a maximum prorated award under the 2013-2015 and the 2014-2016 performance cycles based on the number of full or partial months completed in the performance cycle. The maximum payment amounts are shown in the table above and would have been paid in a lump sum immediately following the change in control. All restricted stock would vest immediately.

Deferred compensation balances would have been paid as a single lump sum in cash from the “income account” and whole shares of the Company’s common stock from the “stock account” immediately following the change in control.

In addition, in the event of a change in control, the Compensation Committee of the Board of Directors has the discretionary authority to provide the following additional benefits:

•

Immediate vesting of all unvested stock options. The value of unvested options that could have been immediately vested upon a change in control on December 31, 2014, for each Named Executive Officer was: R. E. Armstrong $2,403,162; R. J. Christensen $1,862,712; D. D. Sobic $1,667,076; R. A. Bengston $581,432; T. K. Quinn $616,703; M. C. Pigott $6,275,859.

•

Increased Supplemental Retirement Plan Benefits. If the Committee chooses to terminate the Supplemental Retirement Plan upon a change in control, the value of accrued benefits under the plan would be paid in a single lump sum immediately following the change in control. The additional Supplemental Retirement Plan benefits that would have been paid had the plan been terminated following a change in control on December 31, 2014, are as follows: R. E. Armstrong $515,804; R. J. Christensen $776,088; D. D. Sobic $222,810; R. A. Bengston $140,013; T. K. Quinn $303,973 and M. C. Pigott $1,613,076. For purposes of calculating the value of the benefit to be paid upon such a plan termination, the normal actuarial factors and assumptions used to determine “Actuarial Equivalent” under the qualified retirement plan will be used with the exception of the interest rate, which will be zero percent.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee is comprised of four members, each of whom meets the independence and financial literacy requirements of SEC and NASDAQ rules. It adopted a written charter outlining its responsibilities that was approved by the Board of Directors. A current copy of the Audit Committee’s charter is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. The Board of Directors designated J. M. Fluke, Jr., as Audit Committee financial expert.

Among the Committee’s responsibilities are the selection and evaluation of the independent auditors and the review of the financial statements. The Committee reviewed and discussed the audited consolidated financial statements for the most recent fiscal year with management. In addition, the Committee discussed under SAS 61 (Codification of Statements on Auditing Standards, AU §380) all matters required to be discussed with the independent auditors Ernst & Young LLP. The Committee received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with them their independence. Based on the Audit Committee’s review of the audited financial statements and its discussions with management and the independent auditors, the Committee recommends to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

J. M. Fluke, Jr., Chairman

L. Kaufmann

R. C. McGeary

G. M. E. Spierkel

INDEPENDENT AUDITORS

Ernst & Young LLP performed the audit of the Company’s financial statements for 2014 and has been selected to perform this function for 2015. Partners from the Seattle office of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make statements if they desire and will be available to respond to appropriate questions.

The Audit Committee approved the engagement of the independent auditors, Ernst & Young LLP. The Audit Committee has also adopted policies and procedures for preapproving all audit and non-audit work performed by Ernst & Young LLP. The audit services engagement terms and fees and any changes to them require Audit Committee preapproval. The Committee has also preapproved the use of Ernst & Young LLP for specific categories of non-audit, audit-related and tax services up to a specific annual limit. Any proposed services exceeding preapproved limits require specific Audit Committee preapproval. Ernst & Young LLP has served as the Company’s independent auditor since 1945. The Company’s complete preapproval policy was attached to the Company’s 2004 proxy statement as Appendix E.

The services provided for the year ended December 31, 2014, and December 31, 2013, are as follows:

	(in millions)
	2014	2013
Audit	7.22	7.06
Audit-Related	.15	.17
Tax	.55	1.42
All Other	.00	.00

Total	$7.92	$8.65

Audit Fees.  In the year ended December 31, 2014, the independent auditors, Ernst & Young LLP, charged the Company $7.22 million for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services provided in connection with statutory and regulatory filings.

Audit-Related Fees.  In the year ended December 31, 2014, the independent auditors, Ernst & Young LLP, billed the Company $0.15 million for audit-related professional services. These services include employee benefit plan (pension and 401(k)) audits and other assurance services not directly related to the audit of the Company’s consolidated financial statements.

Tax.  In the year ended December 31, 2014, the independent auditors, Ernst & Young LLP, billed the Company $0.55 million for tax services, which include fees for tax return preparation for the Company, consulting on audits and inquiries by taxing authorities and the effects that present and future transactions may have on the Company’s tax liabilities.

All Other Fees.  In the year ended December 31, 2014, Ernst & Young LLP was not engaged to perform professional services other than those authorized above.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock, to the cumulative total return of the Standard & Poor’s Composite 500 Stock Index and the return of the industry peer group of companies identified in the graph (“the Peer Group Index”) for the last five fiscal years ended December 31, 2014. Standard & Poor’s has calculated a return for each company in the Peer Group Index weighted according to its respective capitalization at the beginning of each period with dividends reinvested on a monthly basis. Management believes that the identified companies and methodology used in the graph for the peer group indices provides a better comparison than other indices available. The current Peer Group Index consists of AGCO Corporation, Caterpillar Inc., Cummins Inc., Dana Holding Corporation, Deere & Company, Eaton Corporation, Meritor Inc., Navistar International Corporation, Oshkosh Corporation, and AB Volvo. Scania AB is no longer included in the Peer Group Index of the performance graph due to its acquisition in 2014. The comparison assumes that $100 was invested December 31, 2009, in the Company’s common stock and in the stated indices and assumes reinvestment of dividends.

	2009	2010	2011	2012	2013	2014
PACCAR Inc	100	160.38	108.27	135.46	182.73	215.96
S&P 500 Index	100	115.06	117.49	136.30	180.44	205.14
Peer Group Index	100	173.34	149.98	169.25	197.02	192.63

STOCKHOLDER PROPOSALS

The Company has been advised that two stockholders intend to present proposals at the Annual Meeting. The Company will furnish the names, addresses and numbers of shares held by the proponents upon receipt of a request for such information to the Secretary.

In accordance with the proxy regulations, the following is the complete text of the proposals exactly as submitted. The stockholder proposals include some assertions the Company believes are incorrect. The Company has not addressed all of these inaccuracies. The Company accepts no responsibility for the proposals.

ITEM 2:	STOCKHOLDER PROPOSAL REGARDING THE ANNUAL ELECTION OF ALL DIRECTORS

Proposal 2 – Elect Each Director Annually

RESOLVED, shareholders ask that our Company take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year. (Will not affect the unexpired terms of directors elected to the board at or prior to the upcoming annual meeting.)

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

The 2013 shareholder proposal at PCAR on this topic won more than 50%-support in spite of opposition from the substantial insider holdings of the PCAR founding family. The votes in favor were 151 million – exceeding the votes against. The average yes-vote for shareholder proposals on this topic exceeded 75% (January 1, 2011 to June 30, 2012).

A total of 79 S&P 500 and Fortune 500 companies, with aggregate market capitalization of one trillion dollars, adopted this topic in 2012 and 2013. Annual elections are widely viewed as a corporate governance best practice. Board declassification and annual elections could make directors more accountable, and thereby contribute to improved performance and increased company value.

An added incentive to vote for this proposal is our Company’s clearly improvable corporate governance as reported in 2014:

GMI Ratings, an independent investment research firm, gave PCAR a D in accounting. PACCAR paid a $225,000 penalty to settle charges that accounting deficiencies left investors in the dark during the financial crisis. The Securities and Exchange Commission’s lawsuit alleged that PACCAR’s internal controls were ineffective. (June 2013)

Roderick McGeary (on our audit committee) was negatively flagged by GMI because he was on the BearingPoint board when it went bankrupt. John Fluke had 30-years tenure (negatively related to independence), received our highest negative votes (a whooping 25%) and yet held seats on 3 of our board committees. Mark Schulz (on our nomination committee) also received 25% in negative votes. There were only 4 full board meetings in a year. GMI said multiple inside directors may provide too-strong of a management voice within the boardroom: Mark Pigott, Ronald Armstrong (inside-related) and John Pigott.

PCAR shareholders did not have the advantage of an independent board chairman and could not act by written consent or call a special meeting. PCAR had not incorporated links to environmental performance in its current executive pay policies. There was no clawback policy to recoup unearned executive pay based on fraud. The CEO pension was excessive.

PCAR was flagged for failure to establish specific environmental impact reduction targets, a critical practice for any company operating in a high environmental impact industry that is committed to its own long-term sustainability.

Returning to the core topic of this proposal from the context of our clearly improvable corporate performance, please vote to protect shareholder value: Elect Each Director Annually – Proposal 2.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 2 FOR THE FOLLOWING REASONS:

The Company has achieved excellent long-term shareholder returns with a classified board structure.

The Board continues to believe that a classified board (that is, one where only a portion of the board is elected each year) is in the best interests of the stockholders. PACCAR has produced superior stockholder returns, especially compared with the Standard & Poor’s 500 Index. The Company has delivered an average annual return to stockholders of 9.9 percent versus 7.7 percent for the S&P 500 over the last decade. The dedicated and proactive Board of Directors led the Company to be the recognized quality and technology leader in its industry. PACCAR has earned a net income for 76 consecutive years and paid a dividend every year since 1941.

Company stockholders have repeatedly rejected proposals to declassify the board.

In 1986, the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation to divide the Board of Directors into three classes, with approximately one-third of the directors elected each year for a three-year term. More than 78 percent of the Company’s outstanding shares voted for this amendment. In 2003, 2005, 2006, 2009, 2012 and 2013, stockholders’ proposals to declassify the Board did not receive a majority of the votes cast.

A classified board provides continuity and perspective for effective long-term strategic planning.

A classified board structure provides continuity and stability of leadership and policy because a majority of the directors at any given time will have prior experience as directors of the Company. Consequently, the Board has solid knowledge of the Company, a broader perspective on its operations, and a better understanding of its future plans and opportunities. This structure enables the directors to build on past experience for more effective long-term strategic planning. This is particularly important in a company like PACCAR that engages in long-term investment programs and is in a cyclical industry where long-term knowledge of the company is important.

A classified board reduces vulnerability to potentially abusive takeover tactics.

The Company’s classified Board reduces the vulnerability of the Company to certain potentially abusive takeover tactics and encourages potential acquirers to initiate arms-length negotiations with management and seasoned directors. Because only one-third of the directors are elected at any annual meeting of stockholders, it is impossible to elect an entire new Board or even a majority of the Board at a single meeting. Incumbent directors always represent a majority of the Board and are in a position to negotiate with activists while protecting the interests of all stockholders.

A classified board is equally accountable to stockholders as one that is elected annually.

Over 72 percent of the Company’s directors are independent of the Company and are experienced, seasoned executives and leaders who serve on the boards of other prominent corporations. The experienced, knowledgeable Board of Directors is a tremendous asset to the Company, ensuring that it is well managed and profitable for the long-term benefit of its stockholders.

The proposal provides no facts demonstrating that PACCAR stockholders would be better served with a declassified board.

The proposal offers no persuasive evidence that declassifying boards enhances shareholder value over the long-term and offers no reason why PACCAR should declassify its Board. As stated above, the Company has a strong record of providing shareholder value by delivering an average annual return to stockholders of 9.9 percent versus the S&P 500 7.7 percent over the last decade.

The proponent’s “one size fits all” view does not take into account the differences among companies, their performance and their management or the industries in which they compete. A recent study by a distinguished group of professors at the London School of Economics indicates the flaws in the proponent’s argument and provides evidence that banks with a classified board were less likely to require a bailout during the financial crisis than banks without a classified board. (Ferreira, Kershaw, Kirchmaier, and Schuster, “Shareholder Empowerment and Bank Bailouts,” November 2, 2012; Financial Markets Group Discussion Paper No. 714). The study demonstrates that the shareholder-centric governance the proponent is trying to impose on all US corporations was a significant factor in the poor performance by a large number of banks in the financial crisis.

Approval of this proposal would not automatically result in a change to the Board structure. Under Delaware law, to change the structure of the Company’s Board of Directors, the Board must first authorize an amendment to the Company’s Certificate of Incorporation. The stockholders would then have to approve that amendment with an affirmative vote of two-thirds of the Company’s outstanding shares of common stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

ITEM 3:	STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

RESOLVED: Shareholders of PACCAR Inc (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined here) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support – votes for similar shareholder proposals averaged 55% from 2012 through September 2014 – and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 3 FOR THE FOLLOWING REASONS:

PACCAR is committed to sound corporate governance policies and practices that enhance stockholder returns. Its conservative policies ensure our Company is governed with the highest standards of integrity and in the best interest of its stockholders. The Board’s Nominating and Governance Committee has an excellent process for identifying and recommending qualified director nominees, including nominees who are recommended by stockholders. After careful consideration, the Board of Directors believes that “proxy access” is not in the best interests of stockholders for the following reasons:

•	Proxy access can result in an inexperienced, fragmented, and unstable Board;

•	Proxy access can be abused by special-interest groups who would use the proxy statement as a campaign tool;

•	Proxy contests can result in unnecessary and substantial expense.

The Company’s existing corporate governance structure provides for meaningful and significant stockholder input in the governance process. Stockholders can correspond directly with the Board and its individual Directors. Stockholders have the opportunity to solicit proxies for their own nominees for election of directors and present proposals for inclusion in the proxy and presentation at the annual meeting of stockholders.

Implementation of the Proposal May Result in an Inexperienced and Fragmented Board

Proxy access may lead to an inexperienced, fragmented and unstable Board that is less efficient and less focused on creating long-term value for Company stockholders. With proxy access, there is an increased likelihood that Director elections will be contested. Contested elections can (1) distract the Board and management from their duties and responsibilities to the Company, (2) encourage a more short-term focus at the expense of long-term stockholder value and (3) reduce Board cohesiveness. The proponents’ proxy access proposal could encourage expensive and disruptive proxy contests at the Company’s expense.

Directors Proposed by Special Interests Do Not Represent the Long-Term Interests of All Stockholders

Proxy access could inject special interest politics into the Boardroom by allowing an individual stockholder (or a minority group of stockholders) with narrowly tailored special interests or short-term goals to use the proxy to promote an agenda which favors the interests of the minority rather than the long-term interests of all of the stockholders. Moreover, unlike the Board, stockholders who advance their nominees do not have a fiduciary duty to act in the best interests of the Company and protect fellow stockholders.

The Existing Corporate Governance Structure is Best Suited to Evaluate Qualified Director Candidates

The Board’s Nominating and Governance Committee has a well-developed process for identifying, evaluating, and recommending qualified Director nominees. Candidates identified by the Board and those suggested by stockholders are examined thoroughly for suitability. The process is designed to identify and nominate for consideration those Director candidates who possess the training, experience, and diverse background necessary to enhance our Company’s business and adhere to the highest standards of Corporate Governance. Proxy access bypasses the rigorous screening of director candidates undertaken by the Nominating and Governance Committee and allows a proponent to place into nomination candidates who may lack the required mix of experience, skill and perspective needed to be an effective participant on the Company’s Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2016

A stockholder proposal must be addressed to the Corporate Secretary and received at the principal executive offices of the Company, P.O. Box 1518, Bellevue, Washington 98009, by the close of business on November 10, 2015, to be considered for inclusion in the proxy materials for the Company’s 2016 Annual Meeting of Stockholders.

For business to be brought before the Annual Meeting of Stockholders by a stockholder, other than those proposals included in the proxy materials, the Company’s Bylaws (Art. III, Section 5) provide that notice of such business, including director nominations, must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must include the information stated in the Bylaws. A copy of the pertinent Bylaw provision is available upon request to the Corporate Secretary, PACCAR Inc, P.O. Box 1518, Bellevue, Washington 98009.

OTHER BUSINESS

The Company knows of no other business likely to be brought before the meeting.

M. K. Walton

Secretary

March 10, 2015

Directions to the Kenworth Truck Factory

KENWORTH TRUCK FACTORY

500 Houser Way North

Renton, WA 98057

425.227.5800

Driving Directions	Parking

From I-405 southbound

• Take Exit 5.

• Turn right at end of ramp.

• Merge into left lane and turn left onto Garden Ave. N.

• Turn left onto North 8th Street.

• Follow signs to Shareholder Event parking.

From I-405 northbound

• Take Exit 5.

• Turn left at end of ramp.

• Go through traffic light and down the hill.

• Merge into left lane and turn left onto Garden Ave. N.

• Turn left on North 8th Street.

• Follow signs to Shareholder Event parking.

Attendants at the entrance gate will provide directions to available parking.

PACCAR Inc Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week our phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.proxypush.com/PCAR Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 20, 2015. PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 20, 2015. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Please detach here The Board of Directors Recommends a Vote “FOR” all the Director Nominees listed in Item 1.1. Election of three Class II director nominees to serve for three-year terms. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01. Mark C. Pigott 3. Ronald E. Armstrong 02. Charles R. Williamson The Board of Directors Recommends a Vote “AGAINST” Items 2 and 3.2. Stockholder proposal regarding the annual election of all Directors For Against Abstain 3. Stockholder proposal regarding proxy access For Against Abstain NOTE: To transact such other business as may properly come before the meeting. IMPORTANT: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL THE DIRECTOR NOMINEES LISTED IN ITEM 1 AND AGAINST ITEMS 2 AND 3. Address Change Mark box, sign, and indicate changes below: Date Signature(s) in Box please sign exactly as name(s) appears in type. Joint owners should each sign. When acting as attorney, executor, administrator, trustee, or guardian, please give full title. If a corporation or partnership, please sign full corporate or partnership name by authorized officer.

PACCAR Inc ANNUAL MEETING OF STOCKHOLDERS Tuesday, April 21, 2015 10:30 a.m. Kenworth Truck Factory 500 Houser Way North Renton, Washington 98057 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, April 21, 2015 at 10:30 a.m. at Kenworth Truck Factory, Renton, Washington. The proxy statement and annual report to stockholders are available on the Company’s website at www.paccar.com/2015 annualmeeting/.777 - 106th Avenue N.E.Bellevue, WA 98004 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 21, 2015. The shares of common stock you hold of record on February 24, 2015 will be voted as you specify on the reverse side. If the proxy is signed, dated and returned but no choice is specified, the proxy will be voted “FOR” all the Director Nominees listed in Item 1 and “AGAINST” Items 2 and 3. By signing and dating the proxy, you revoke all prior proxies and appoint Mark C. Pigott, Charles R. Williamson, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and to vote in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments. This proxy card also constitutes voting instructions to the Trustee of the PACCAR Inc Savings Investment Plan (SIP) to vote the interest of the undersigned in the shares of Common Stock of PACCAR held by the Trustee in the SIP. The shares will be voted by the Trustee in accordance with the voting instructions indicated on the reverse. If no voting instructions are timely received, the Trustee will vote the shares in direct proportion to the shares with respect to which it has received timely voting instructions by Members, as provided in the SIP. This proxy card also constitutes voting instructions to the record holder of the Employee Stock Purchase Plan to vote the interest of the undersigned in the shares of Common Stock of PACCAR held in the Plan. PACCAR Inc See reverse for voting instructions.